Exhibit 99.1

EDOC Acquisition Corp. Announces Voting Results of Extraordinary General Meeting to Approve the Extension Amendment

New York, NY – August 15, 2022 – EDOC Acquisition Corp. (Nasdaq: ADOC, ADOCR, ADOCW, “EDOC” or the “Company”), a special purpose acquisition company, announced today that the Company’s shareholders voted in favor of the proposal to amend its charter (the “Extension Amendment”) to extend the date by which the Company has to complete a business combination from August 12, 2022 to February 12, 2023 (the “Extension”), at the extraordinary general meeting of EDOC shareholders that took place August 12, 2022 at 8:00 pm ET. The Extension Amendment was approved by a vote of approximately 99% of the ordinary shares voted, which represented approximately 68.1% of the outstanding ordinary shares. A Current Report on Form 8-K disclosing the full voting results will be filed with the Securities and Exchange Commission.

About EDOC Acquisition Corp.

EDOC Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities. The company is sponsored by an extensive network of physician entrepreneurs across 30+ medical specialties in leading medical institutions and is led by Kevin Chen, Chief Executive Officer of EDOC.

Contact:

EDOC Acquisition Corp.

7612 Main Street Fishers

Suite 200

Victor, NY 14564

Attention: Kevin Chen

kevin.chen@edocmed.net